SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2015

The Priceline Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36691	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 19, 2015, The Priceline Group Inc. (the "Company") entered into a credit agreement (the "Credit Agreement") and related ancillary agreements with Bank of America, N.A., as administrative agent (the "Administrative Agent"), JPMorgan Chase Bank, N.A., as Syndication Agent, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank Securities, Inc., U.S. Bank National Association, and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, and each of BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank Securities Inc., U.S. Bank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the lenders from time to time party thereto. The Company is the Borrower under the Credit Agreement.

Under the terms of the Credit Agreement, the lenders will extend a revolving line of credit up to $2 billion to the Company. The revolving credit facility provides for the issuance of up to $70 million of letters of credit, as well as up to $50 million of borrowings on same-day notice, referred to as swingline loans, that are available in U.S. dollars, Euros, Pounds Sterling and any other currency agreed to by the Administrative Agent and each of the lenders. The Company may request that an additional $500 million be added to the revolving line of credit or to enter into one or more tranches of term loans. The proceeds of loans made under the Credit Agreement will be used for working capital and general corporate purposes, which could include acquisitions or share repurchases. As of the date of this Current Report on Form 8-K, the Company has no immediate plans to draw on the revolving line of credit, though it may do so in future.

Borrowings under the Credit Agreement are unsecured and will bear interest, at the Company's option, at a rate per annum equal to either:

•
the highest of (a) the Administrative Agent's prime lending rate, (b) the federal funds rate plus 1/2 of 1% and (c) LIBOR (but no less than 0%) for an interest period of one month plus 1.00%, plus an applicable margin ranging from 0.00% to 0.50%; or

•	LIBOR (but no less than 0%) for the interest period in effect for such borrowing plus an applicable margin ranging from 0.875% to 1.50%.

The Credit Agreement includes, among other terms and conditions, limitations on the ability of the Company's subsidiaries to create, incur, assume or allow indebtedness (other than certain types of permitted indebtedness) and on the Company and/or its subsidiaries to sell, transfer, lease or otherwise dispose of any of its assets outside the ordinary course or any of the equity interests of its subsidiaries (subject to certain exceptions); acquire merge, consolidate with or into another person or entity, liquidate or dissolve (other than certain types of permitted acquisitions and corporate reorganization); or create, incur, assume or allow any lien on any of its property or assets or assign any right to receive income (except for certain permitted liens).

The Credit Agreement also contains certain financial covenants requiring that the Company maintain certain financial ratios.

The Credit Agreement terminates and any and all borrowings are due on June 19, 2020, subject any extension requested by the Company and agreed to by the lenders pursuant to Section 2.25 of the Credit Agreement. The Credit Agreement may be terminated earlier by the Company without penalty upon written notice and prompt repayment of all amounts borrowed and payment of the fees pursuant to Section 2.12 of the Credit Agreement. Loans outstanding under the Credit Agreement may become immediately due and payable upon certain events of default as set forth in the Credit Agreement.

Under the Credit Agreement, the Company is required to pay a commitment fee in respect of unutilized commitments, which accrue at a rate set forth in the Credit Agreement. The Company must also pay customary letter of credit fees and agency fees.

The Company may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to loans bearing interest at a rate determined by reference to LIBOR. There is no scheduled amortization under the revolving credit facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 99.1 and filed herewith. In the ordinary course of their respective businesses, the lenders under the Credit Agreement and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement as described above, the Company voluntarily terminated the $1 billion credit agreement dated as of October 28, 2011 among the Company, the lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent and paid the resulting fees required by such credit agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit    Description

99.1	Credit Agreement, dated as of June 19, 2015, among the Company, the lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRICELINE GROUP INC.

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President, General Counsel and Secretary

Date:  June 24, 2015

EXHIBIT INDEX

Exhibit No.    Description

99.1	Credit Agreement, dated as of June 19, 2015, among the Company, the lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent.